Exhibit 99.1

MOOG INC.	NEWS RELEASE

Moog Inc. · East Aurora, NY · 14052-0018

FOR IMMEDIATE RELEASE

Moog Inc. Announces Pricing of Senior Notes

East Aurora, N.Y., November 18, 2014 – Moog Inc. (NYSE:MOG.A and MOG.B) announced today it has priced its offering of $300 million in aggregate principal amount of 5.25% Senior Notes due 2022. The offering price of the notes is 100% of their face value. The notes will mature on December 1, 2022 and interest will be payable semi-annually on June 1 and December 1 of each year, beginning June 1, 2015. The Notes are senior unsecured obligations of Moog and are guaranteed on a senior unsecured basis by certain of its subsidiaries. Moog intends to use the net proceeds of the offering to repay outstanding indebtedness under its senior bank credit facility. The offering is expected to close on November 21, 2014.

The notes have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934, including statements regarding the consummation of the Company’s proposed senior notes offering and the intended use of proceeds from such offering. One can identify these forward-looking statements by the use of the words “expect,” “intend,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. A discussion of factors that could cause actual results to differ materially are included in filings by Moog Inc. with the Securities and Exchange Commission. The company assumes no obligation to update forward-looking information in this news release.

For more information contact:

Ann Marie Luhr

Phone: (716) 687-4225

Email: investorrelations@moog.com